Exhibit (k)(2)

Execution Version

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the [ ] day of [ ], 202[ ], by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Congress Street, Boston, Massachusetts 02114 (“State Street” or the “Transfer Agent”), and EACH ENTITY IDENTIFIED ON SCHEDULE A HERETO and each entity which becomes a party to this Agreement in accordance with the terms hereof (each, a/the “Fund” and collectively, the “Funds”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company; and

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Appointment. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Fund’s authorized and issued beneficial interests (“Shares”), dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders (“Shareholders”) of the Fund and set out in the currently operative prospectus of the Fund (the “Prospectus”), including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account as the Fund’s transfer agent;

(ii)	receive orders for the purchase of Shares from the Fund, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund as identified by the Fund (the “Custodian”);

(iii)	pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iv)	receive repurchase requests and repurchase directions from the Fund and deliver the appropriate documentation thereof to the Custodian;

Execution Version

(v)	with respect to the transactions in items (i) through (iv) above, the Transfer Agent shall process transactions received directly from persons authorized by the Fund;

(vi)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any repurchase, pay over or cause to be paid over in the appropriate manner such monies as instructed by the repurchasing Shareholders;

(vii)	process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from persons authorized by the Fund;

(viii)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Fund;

(ix)	process and transmit payments for any dividends and distributions declared by the Fund; and

(x)

record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares of the Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Shareholder accounts, preparing Shareholder meeting lists, mailing or otherwise arranging for the distribution of Shareholder reports to current Shareholders, maintaining on behalf of the Fund such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and repurchases of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, arranging for the mailing of tender offer documents provided by the Fund for Shareholders, providing Shareholder account information, investor commitment and capital call queue tracking and management, and administering drawdown notices/schedule.

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(ii)	State Transaction (“Blue Sky”) Reporting. The Fund shall be solely responsible for its “blue sky” compliance and state registration requirements.

(iii)

Lost Shareholder Searches. The Transfer Agent shall conduct lost Shareholder searches as required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “1934 Act”). If a Shareholder remains lost after the completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes and directs the Transfer Agent to escheat the assets in such lost Shareholder’s account to the U.S. state or territory in the shareholder’s account registration.

(iv)

Escheatment Laws. Notwithstanding Section 1.3(iii), the Fund shall be solely responsible for its compliance with the requirements of any applicable escheatment laws, including without limitation, the laws of any U. S. state or territory.

(v)

Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and repurchase of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants).

(vi)

Repurchase Pro Rata Calculation. In the event a Fund tender offer is oversubscribed, at the request of the Fund, the Transfer Agent will: (a) systematically calculate the pro rata portion of the Shares tendered by each repurchasing Shareholder which will be repurchased by the Fund, based upon (1) the repurchase cap set by the Fund, and (2) the pro rata calculation methodology provided by the Fund or as otherwise directed by the Fund; and (b) process the revised repurchase amounts for each repurchasing Shareholder upon approval from and direction by the Fund.

1.4

Authorized Persons. The Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue or redeem the Shares.

Execution Version

1.5

Anti-Money Laundering and Client Screening. With respect to the Fund’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Fund or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records. The parties acknowledge that, pursuant to a Supplement to this Agreement, State Street Bank and Trust Company will assist the Fund with certain aspects of its AML and Sanctions Program (as defined in the Supplement), as further detailed in the Supplement.

1.6

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7

REGULATION GG. The Fund represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Transfer Agent pursuant to this Agreement or otherwise between or among any party hereto.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

Execution Version

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4

It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement and, upon execution, this Agreement shall be a valid and binding contract upon the Transfer Agent.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6

It has complied and will continue to comply with all laws, rules and regulations having application to its business, properties and assets, the violation of which could materially adversely affect the performance of its obligations under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

4.1	The Fund is duly organized, existing and in good standing under the laws of its state of formation.

4.2	The Fund is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Fund to enter into, perform and receive services pursuant to this Agreement.

4.4	The Fund is registered under the 1940 Act, as a closed-end management investment company.

4.5

A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), has been filed and will be effective prior to an initial public offering of the Fund’s Shares, and will remain effective during the term of this Agreement, and all appropriate state securities law filings have been made or will be made before the Fund offers or sells its Shares, and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Execution Version

4.6

Where information provided by the Fund or its investors includes information about an identifiable individual (“Personal Information”), the Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder in accordance with the terms of this Agreement. The Fund acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Fund, including the United States and that information relating to the Fund, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Fund for any action taken or omitted by it in good faith reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	DATA ACCESS SERVICES

5.1

The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its officers and trustees, on behalf of the Fund and its agents, to:

(i)

use such programs and databases solely on the Fund’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

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(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Fund or such agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4

If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

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6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

The Transfer Agent shall at all times act in good faith and with reasonable care and diligence, without negligence, willful misconduct or fraud in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2

In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2024 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2025 and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis. In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.	INDEMNIFICATION

7.1

The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii)	the Fund’s material breach of any representation, warranty or covenant of the Fund hereunder;

(iii)	the Fund’s lack of good faith, negligence or willful misconduct;

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(a)

reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Fund or its officers, or the Fund’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(iv)

the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares; and

(v)

the negotiation and processing in good faith and without negligence of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent;

(vi)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder; provided that, for the avoidance of doubt, the foregoing shall not be deemed to cover income or similar taxes which may be imposed or assessed against the Transfer Agent in the regular course of its business.

7.2

At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with reputable external legal counsel (which may be Fund counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Fund for any action reasonably taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such

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counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund or the applicable Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.	ADDITIONAL COVENANTS OF THE FUND AND THE TRANSFER AGENT

8.1	Delivery of Documents. The Fund shall promptly furnish to the Transfer Agent the following:

(i)

A certificate of the Secretary of the Fund certifying the resolution of the board of directors, trustees or other governing body of the Fund (the “Board”) authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Articles of Incorporation and By-Laws or other governing documents of the Fund and all amendments thereto.

8.2

Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3

Records. In furtherance of the Fund’s compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 11. The Transfer Agent further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Fund. In the event that the Transfer Agent is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce the

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records of the Fund or the Transfer Agent’s personnel as witnesses or deponents, the Fund agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in responding to such request, order or requirement, as further detailed in the written fee agreement between the parties. Upon request, the Transfer Agent shall provide the Fund with an update on the fees and expenses incurred in responding to any such requests for records.

9.	CONFIDENTIALITY AND USE OF DATA

9.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2

(i) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

Execution Version

(ii) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement, and shall be responsible for any use or disclosure of the Company’s confidential information in breach of this Agreement by such persons as though the Transfer Agent had used or disclosed such confidential information itself.

9.3

The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

10.1 TERM AND TERMINATION. This Agreement shall remain in full force and effect for an initial term ending one year from the date hereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either the Fund or Transfer Agent by giving at least sixty (60) days written notice to the other party.

10.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.

10.3 PAYMENTS OWNING TO THE TRANSFER AGENT. Upon termination of this Agreement pursuant Section 10.1 or 10.2 with respect to the Fund, the Fund shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements. In addition, in the event that during the Initial Term, the Fund’s termination of this Agreement with respect to the Fund either (i) is for any reason other than as set forth in Section 10.2, or (ii) results from a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Fund (or its respective successor), the Fund shall pay the Transfer Agent its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Fund) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination to liquidate the Fund, (b) a merger of the Fund into, or the consolidation of the with, another entity, or (c) the sale by the Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Fund (or its successor) on substantially the same terms as this Agreement.

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11.	RESERVED.

12.	ASSIGNMENT

12.1	Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 14, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	RESERVED.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

14.2

New York Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The State of New York without giving effect to any conflict of laws rules.

14.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4

Data Protection. State Street will, at all times, adhere to and comply with the information security, plans, processes, procedures and standards as set forth in Exhibit A hereto (and as amended by State Street from time-to-time in accordance with the terms thereof, the “Information Security Schedule”). State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the

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Fund’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.

14.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

14.9

Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Execution Version

14.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12

Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

1776 Heritage Way

Quincy MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division

One Congress Street

Boston, MA 02114-2016

(b)	If to the Fund, to:

North Haven Private Assets Fund

Address: 100 Front Street, Suite 700

West Conshohocken, PA 19428

Attention: Anmol Darooka

Telephone No.:

14.13

Delegation. The Transfer Agent shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Fund (each, a “Delegate” and collectively, the “Delegates”). The Transfer Agent shall be responsible for the services herein delivered by, and acts and omissions of any such Delegate so employed as if the Transfer Agent had provided such services and committed such acts and omissions itself. The Transfer Agent shall be responsible for the compensation of its Delegates.

Execution Version

14.14.

Additional Funds. If any entity in addition to those listed on Schedule A desires the Transfer Agent to render transfer agency services under the terms of this Agreement, such entity shall so notify the Transfer Agent in writing. If the Transfer Agent agrees in writing to provide the services, the entity shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 4 above.

[Remainder of Page Intentionally Left Blank]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

NORTH HAVEN PRIVATE ASSETS FUND

By:

Name:

Title:

Execution Version

SCHEDULE A

The Funds

North Haven Private Assets Fund

Execution Version

EXHIBIT A

STATE STREET INFORMATION SECURITY SCHEDULE

This State Street Information Security Schedule (this “Security Schedule”) is attached as Exhibit A to that certain TRANSFER AGENCY AND SERVICE AGREEMENT (the “Agreement”) by and amongst each entity identified on Schedule A thereto or and each entity which becomes a party thereto in accordance with the terms thereof (each, a “Client”) and State Street Bank and Trust Company (“State Street”). All capitalized terms not defined in this Security Schedule will have the meanings given to them in the Agreement.

State Street and the Clients hereby agree that State Street shall maintain an information security program that satisfies the requirements set forth in this Security Schedule (the “Information Security Program”); provided, that, because information security is a highly dynamic space (where laws, regulations and threats are constantly changing), State Street reserves the right to make changes to its information security controls at any time and at the sole discretion of State Street in a manner that does not materially reduce the protection it applies to Client’s data.

From time to time, State Street may provide Client’s data to a third party in connection with the performance of the Services under the Agreement; provided that, State Street will use commercially reasonable efforts to negotiate security measures with such third parties substantially the same as those described in this Security Schedule. In the event that State Street is unable to negotiate a contractual obligation to maintain such security measures, State Street shall perform due diligence with respect to such third party, including, without limitation, its security controls, and mitigate any such lack of contractual obligation, to the extent possible. Notwithstanding the foregoing, nothing in this Security Schedule shall reduce or otherwise modify State Street’s obligations under the Agreement, including, but not limited to, State Street’s responsibility for its Delegates or for its confidentiality obligations, including with regard to Delegates.

1.	Information Security Program Objective.

State Street shall, at all times, maintain and adhere to, in all material respects, an Information Security Program that requires it to implement data security measures consistent in all material respects with applicable prevailing financial industry practices and standards and applicable law that are designed to:

(a) protect the privacy, confidentiality, integrity, and availability of Client’s data;

(b) protect against accidental, unauthorized, unauthenticated or unlawful access, copying, use, processing, disclosure, alteration, corruption, transfer, loss or destruction of the Client’s data;

(c) comply with applicable law that are relevant to the handling, processing and use of Client’s data by State Street in accordance with the Agreement; and

(d) implement customary administrative, physical, technical, procedural and organizational safeguards.

2.	Risk Assessments.

(a) Risk Assessment - State Street shall, at least annually, perform risk assessments that are designed to identify material threats (both internal and external) against Client’s data, the likelihood of those threats occurring and the impact of those threats upon the State Street organization to evaluate and analyze the appropriate level of information security safeguards (“Risk Assessments”).

Execution Version

(b) Risk Mitigation - State Street shall use commercially reasonable efforts to manage, control and remediate any threats identified in any of the Risk Assessments that are likely to result in unauthorized access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of Client’s data commensurate with the sensitivity of the Client’s data necessary for or related to the performance of Services by State Street.

(c) Security Controls Testing (SOC Reporting) - State Street shall, approximately once every other calendar year, engage an independent external party to conduct periodic testing of State Street’s Information Security Program and practices. State Street shall have a process to review and evaluate findings resulting from this testing and remediate them, to the extent High or Critical (equivalent to a rating above 6.9 pursuant to the Common Vulnerability Scoring System v.3.0 or as designated under any successor system) and, in each case, technically feasible, or mitigate or risk accept them, in each case, on a time scale commensurate with the risk they represent and as may be further summarized in the security controls.

(d) Pen Testing - State Street will, approximately once each other calendar year during the term of the Agreement, engage an independent external party to conduct penetration testing on its network and internet-facing applications that any Client accesses in connection with the Services provided by State Street. State Street shall have a process to review and evaluate findings resulting from this testing and remediate, to the extent High or Critical (equivalent to a rating above 6.9 pursuant to the Common Vulnerability Scoring System v.3.0 or as designated under any successor system) and, in each case, technically feasible, or mitigate or risk accept them, in each case, on a time scale commensurate with the risk they represent and as may be further summarized in the security controls. In connection with a request from any Client to discuss State Street’s Information Security Program pursuant to Section 3 below, State Street will discuss with the Client a high level summary of the testing, which will include, as a minimum, the date of such testing and the methodology used and themes resulting from such penetration testing.

3.

Security Controls. Annually, upon any Client’s reasonable request, State Street shall provide the Client a copy of its Corporate Information Security controls that form part of the Information Security Program and an opportunity to discuss State Street’s Information Security Program with a qualified member of State Street’s Information Technology management team, which shall include an opportunity to review any changes that State Street made to its information security controls since the last review. State Street shall review its Information Security Program annually.

4.	Organizational Security.

(a) Responsibility - State Street shall assign responsibility for information security management to senior personnel only.

(b) Access - State Street shall permit only those personnel performing roles supporting the provision of Services under the Agreement to access Client’s data.

(c) Confidentiality - State Street personnel who have accessed or otherwise been made known of Client’s data shall maintain the confidentiality of such information in accordance with the terms of the Agreement, including with respect to confidentiality and use limitations.

(d) Training - State Street shall provide information security training to its personnel approximately once each calendar year and have an appropriate disciplinary process for personnel in the event of noncompliance with the requirements set forth in the Agreement.

(e) Monitoring – State Street shall ensure regular monitoring and logging of network events with respect to any processing of Client’s data and shall update antivirus software and perform patching on a regular basis and within a reasonable period of time commensurate with the severity rating of or risk mitigated by the patch. State Street shall implement controls that are commercially reasonable in light of industry best practices and that are designed to detect and prevent the introduction or intrusion of malicious code on information systems handling or holding Client’s data and implement a process for removing said malicious code from information systems handling or holding Client’s data. State Street has or will obtain (as applicable) all necessary rights and licenses to use such software required to perform this operation.

Execution Version

(f) Background Checks – All State Street Representatives, and personnel of any third-party provider of State Street who access State Street’s facilities or systems, are subject to certain credit and criminal checks conducted by State Street or its agents applicable to banks pursuant to applicable law. If any person does not pass such State Street security checks, such person is not permitted to be employed by State Street or, in the event of a third-party contractor, State Street shall require and confirm that such person is removed from any assignment for State Street. In addition to the foregoing, State Street requires its third-party providers to undertake, as part of its standard hiring and vendor due diligence practices, appropriate pre-employment background investigations consistent with industry standards with respect to any personnel that are assigned to perform services for State Street or otherwise have access to confidential information of State Street or its clients.

(g) Internet Facing Applications – State Street will use multifactor authentication for the Clients’ users accessing Internet facing applications permitting financial instructions/transactions or displaying personally identifiable information. State Street shall use an industry standard security protocol that must be signed and encrypted for single sign-on of the Clients’ users of my.statestreet.com remote access.

(h) Security and Supervision – State Street acknowledges that, in the performance of the Services, it will not require, and it will not have, access to Client facilities.

5.	Asset Management.

(a) Data Sensitivity - State Street acknowledges that it understands the sensitivity of Client’s data.

(b) External Hosting Facilities – State Street shall implement controls, consistent with financial industry practices and standards, and applicable law, regarding the collection, use, storage and/or disclosure of Client’s data by an external hosting provider.

6.	Physical Security.

(a) Securing Physical Facilities - State Street shall maintain systems located in State Street facilities that host Client’s data or provide Services in an environment that is designed to be physically secure and to allow access only to authorized individuals. A secure environment includes the availability of onsite security personnel on a 24 x 7 basis or equivalent means of monitoring locations supporting the delivery of Services under the Agreement.

(b) Physical Security of Media - State Street shall implement controls, consistent with financial industry practices and standards, and applicable law, that are designed to prevent the unauthorized viewing, copying, alteration or removal of any media containing Client’s data. Client’s data shall not be stored on removable media.

(c) Media Destruction - State Street shall destroy Client’s data or use commercially reasonable efforts to render Client’s data on media irretrievable: (i) if such media is no longer used; or (ii) subject to any exceptions set forth herein or in any other applicable written agreement between State Street and the Client, upon termination of the Agreement. All backup tapes that are not destroyed must meet the level of protection described in this Security Schedule until destroyed.

(d) Paper Destruction - State Street shall cross shred all paper waste containing Client’s data and dispose in a secure and confidential manner.

Execution Version

7.	Communications and Operations Management.

(a) Data Protection During Transmission - State Street shall encrypt, using an industry recognized encryption algorithm, Personal Information when in transit across public networks. Except when requested or instructed by the Client, State Street shall, where practicable, encrypt, using an industry recognized encryption algorithm, Client’s data (excluding Personal Information which is covered by the preceding sentence) when in transit across public networks. For the purpose of this section 7 “Personal Information” means, collectively, “personally identifiable information”, “non-public personal information”, “personal data”, “personal information” and any other similar terms defined by applicable data protection or privacy law.

(b) Data Loss Prevention - State Street shall implement and adhere to a data leakage program that is designed to identify, detect, monitor, log, document, and, where appropriate and technically feasible, prevent Client’s data leaving State Street’s control without authorization; provided that, in the event of any data leakage, State Street shall be responsible to the applicable Client for such data leakage.

8.	Access Controls.

(a) Authorized Access - State Street shall have controls that are designed to maintain logical separation such that access to State Street technology hosting Client’s data and/or being used to provide Services will uniquely identify each individual requiring access, grant access only to authorized personnel based on the principle of least privilege, and prevent unauthorized access to Client’s data.

(b) User Access - State Street shall have a process to promptly disable access to Client’s data by any State Street personnel who no longer requires such access. State Street shall also promptly remove access to State Street systems by Client personnel upon receipt of notification from the applicable Client.

(c) Authentication Credential Management - State Street shall communicate authentication credentials to users in a secure manner, with a proof of identity check of the intended users.

(d) Multi-Factor Authentication for Remote Access - State Street shall use multi-factor authentication, or another strong authentication mechanism, and a secure tunnel when remotely accessing State Street’s internal network.

9.	Use of Laptop and Mobile Devices in connection with the Agreement.

(a) Encryption Requirements - State Street shall encrypt any laptops or mobile devices (e.g., PDAs, tablets, smartphones) containing Client’s data used by State Street’s personnel using an industry recognized encryption algorithm with at least 256 bit encryption AES (or equivalent).

(b) Secure Storage - State Street shall require that all laptops and mobile devices be securely stored whenever out of State Street personnel’s immediate possession.

(c) Inactivity Timeout - State Street shall employ access and password controls as well as inactivity timeouts of no longer than thirty (30) minutes on laptops, desktops and mobile devices managed by State Street and used by State Street’s personnel.

(d) Remote Access - State Street shall maintain the ability to remotely remove Client’s data promptly from mobile devices managed by State Street.

10.	Information Systems Acquisition Development and Maintenance.

(a) Client Data – Client’s data shall only be used by State Street for the purposes specified in the Agreement.

Execution Version

(b) Virus Management - State Street shall maintain a malware protection program designed to identify, detect, prevent, and respond to malware infections, malicious code and unauthorized execution of code within State Street technology, and recover from any impact caused by such malware, malicious code or unauthorized execution of code.

11.	Incident Event and Communications Management.

(a) Incident Management/Notification of Breach - State Street shall develop and implement an incident response plan that specifies actions to be taken when State Street or one of its Delegates detects that a party has gained unauthorized access (including inadvertent disclosures) to Client’s data (the “Response Plan”). Such Response Plan shall include an escalation procedure that includes notification to senior managers and appropriate reporting to applicable regulatory authorities and law enforcement agencies. This procedure shall provide for reporting of incidents that compromise the confidentiality of Client’s data (including backed up data) to the Clients via telephone or email (and provide a confirmatory notice in writing as soon as practicable); provided that the foregoing notice obligation is excused for such period of time as State Street is prohibited by law from notifying the Clients.

(b) State Street shall promptly notify the Clients (but in no event later than forty-eight (48) hours or such shorter timeframe as may be required under applicable law) after State Street knows that unauthorized access to Client’s data has occurred, unless otherwise prohibited by law. In such an event, and unless prohibited by law, State Street shall provide as part of such notification, to the extent available to State Street, a reasonable description of the circumstances and extent of such unauthorized access sufficient for the Clients to understand material details of any such unauthorized disclosure or access, and shall provide reasonable cooperation to the Clients, their investigators and any applicable regulatory authorities. For the avoidance of doubt, State Street shall not be required to provide access to or otherwise disclose or make available (i) any information that is unrelated to Client and the provision of the Services to the Client; (ii) any information that is treated as confidential under State Street’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports, and information relating to management functions; or (iii) any other documents, reports, or information that State Street is obligated or entitled to maintain in confidence as a matter of law or regulation; or (iv) any information that State Street reasonably determines would compromise the security of State Street’s technology or premises or that would impact other State Street clients.